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                                                                    EXHIBIT 99.4

                            CONSENT OF MERRILL LYNCH

   We hereby consent to the inclusion of our opinion letter to the Board of Directors of First Union Corporation ("First Union"), to be dated the date of the Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 relating to the proposed merger of First Union with Wachovia Corporation, as Appendix D to the Proxy Statement/Prospectus, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY--Our Financial Advisors Have Provided Opinions as to the Fairness of the Exchange Ratio from a Financial Point of View," and "THE MERGER--Background of the Merger," and "-- Recommendation of the First Union Board of Directors and Its Reasons for the Merger," and "-- Opinion of First Union's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                     INCORPORATED

                                        By: /s/ Merrill Lynch, Pierce, Fenner
                                             & Smith
                                                        Incorporated

   April 26, 2001